Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Fusion Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	1,722,949 (2)	$7.09 (3)	$12,215,708	$0.0000927	$1,132

Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	430,737 (4)	$6.03 (5)	$2,597,344	$0.0000927	$241

Equity	Common Shares, no par value per share	Rule 457(h)	1,251,600 (6)	$7.85 (7)	$9,825,060	$0.0000927	$911

Total Offering Amounts					$24,638,112		—

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$2,284

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions effected without the receipt of consideration which results in an increase in the number of our outstanding common shares.

(2)

Represents 1,722,949 additional common shares authorized for issuance under the registrant’s 2020 Stock Option and Incentive Plan (the “2020 Plan”) pursuant to its terms. Shares available for issuance under the 2020 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2020 (Registration No. 333-239568).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $7.09, the average of the high and low prices of the registrant’s common shares as reported on the Nasdaq Global Select Market on March 14, 2022.

(4)

Represents 430,737 additional common shares authorized for issuance under the registrar’s 2020 Employee Share Purchase Plan (the “2020 ESPP”). Shares available for issuance under the 2020 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2020 (Registration No. 333-239568).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $6.03 per share, which is 85% of the average of the high and low prices of the common shares as reported on the Nasdaq Global Select Market on March 14, 2022. Pursuant to the 2020 ESPP, the purchase price of the common shares reserved for issuance thereunder will be 85% of the fair market value of a common share on the first trading day of the offering period or on the exercise date, whichever is less.

(6)

Represents an aggregate of 1,251,600 common shares issuable pursuant to award agreements to 11 employees of the registrant, issued as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Awards”).

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share represents the weighted average of the exercise prices for outstanding options under the Inducement Awards.